Exhibit 99.8

AMENDMENT TO THE

MUTUAL FUND CUSTODY AGREEMENT

AMENDMENT made as of July 1, 2006, between The Victory Portfolios (the “Trust”), a Delaware statutory trust, having its principal place of business at 3435 Stelzer Road, Columbus, Ohio 43219, on behalf of its Funds, and KeyBank National Association (the successor to Key Trust of Ohio, N. A.), a bank chartered under the laws of the United States, having its principal office at 127 Public Square, Cleveland, Ohio 44114-1306 (the “Custodian”) to the Mutual Fund Custody Agreement dated October 16, 1998 (as amended and in effect on the date hereof, the “Agreement”).

WHEREAS, the Trust and Custodian reserve the right to amend the Agreement;

WHEREAS, the Trust and Custodian wish to amend Attachments A and B to the Agreement and add the provisions below;

WHEREAS, capitalized terms not defined in this Amendment are used as defined in the Agreement;

NOW, THEREFORE in consideration of the covenants contained in this Amendment, the Trust and the Custodian hereby amend the Agreement and the Attachments A and B of the Agreement as follows:

The Custodian shall develop policies and procedures to identify potential conflicts of interest that may affect the delivery of the Services to the Funds.  At a minimum, the policies and procedures shall provide that the Administrator shall communicate to the Board material conflicts of interest and potential conflicts of interest of which it is aware.    In addition to any information that the Board may reasonably request, the Administrator shall provide to the Board all information that the Board, in consultation with counsel, reasonably would consider material to the Board’s evaluation of the Services provided under this agreement, except where provision of such information is prohibited by law or contract.

IN ALL OTHER RESPECTS, the Agreement is hereby satisfied, confirmed and continued.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed all as of the day and year first above written.

THE VICTORY VARIABLE INSURANCE FUNDS, on behalf of the Funds, individually and not jointly

By:
David C. Brown
President

KEYBANK NATIONAL ASSOCIATION

By:
Name:
Title:

ATTACHMENT A

FUNDS

Victory Portfolios

Victory Balanced Fund
Victory Diversified Stock Fund
Victory Intermediate Income Fund
Victory Ohio Municipal Bond Fund
Victory Prime Obligations Fund
Victory Special Value Fund
Victory Stock Index Fund
Victory Tax-Free Money Market Fund
Victory Value Fund
Victory Financial Reserves Fund
Victory Fund for Income
Victory Institutional Money Market Fund
Victory National Municipal Bond Fund
Victory Ohio Municipal Money Market Fund
Victory Federal Money Market Fund
Victory Convertible Fund
Victory Gradison Government Reserves Fund
Victory Small Company Opportunity Fund
Victory Established Value Fund
Victory Focused Growth Fund

Victory Variable Insurance Funds

Victory Variable Insurance Diversified Stock Fund

ATTACHMENT B

Custody Service Fees

For the services as described in this Agreement, each Fund of the Trusts listed on Attachment A hereto shall pay a custody safekeeping fee and custody transaction fees as follows:

Domestic Custody Safekeeping Fees

0.17% (1.7 basis points) on the first $15 billion of assets of the Funds

0.125% (1.25 basis points) on Fund assets above $15 billion

Domestic Custody Transaction Fees

$4.00 per DTC or Fed Book Entry transaction

$15.00 per physical transaction

$20.00 per future or option wire

$4.00 per Government Paydown

$3.00 per wire transfer

Global Custody Safekeeping Fees

To be negotiated if necessary in the future

Global Custody Transaction Fees

To be negotiated if necessary in the future